                                                                    Exhibit 99.2

                                 TRUST AGREEMENT


         THIS TRUST AGREEMENT is made as of the 6th day of December, 1999 (the "Effective Date") by and among INFINITY BROADCASTING CORPORATION, a Delaware corporation (the "Company"), UBS TRUST COMPANY (the "Trustee"), ARTURO R. MORENO (the "Executive") and WILLIAM S. LEVINE (the "Independent Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Company and Outdoor Systems, Inc. have executed and entered into an employment and noncompetition agreement with the Executive, dated as of December 6, 1999, a true and correct copy of which is attached as Exhibit A (the "Agreement"), establishing the terms and conditions of the Executive's employment relationship with Outdoor Systems, Inc.;

         WHEREAS, the Company has incurred liabilities to make deferred compensation payments to the Executive on an in kind basis under the terms of
Section 5(e) of the Agreement; and

         WHEREAS, the Company wishes to establish a trust (the "Trust") and to contribute shares of the Company's Class A common stock to the Trust that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, to assist the Company in the meeting of its deferred compensation liabilities to the Executive under Section 5(e) of the Agreement;

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.        ESTABLISHMENT OF TRUST

         (a) Company hereby deposits with Trustee in trust 1,923,077 shares of the Company's Class A common stock (collectively, the "Shares"). The Shares shall be issued to the Trustee in five separate certificates in the following share amounts: 576,927; 500,000; 461,550; 192,300; and 192,300 (collectively, the "Certificates"). The Shares so deposited by the Company shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. At the time of delivery, the Shares do not exceed five percent (5%) of the total outstanding number of the same class of securities of the Company.

         (b) The Trust hereby established shall be irrevocable.

         (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
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         (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for satisfying the Noncompete Payments, as defined and described in Section 5(e) of the Agreement, subject only to the claims of general creditors of the Company under federal and state law in the event of Insolvency, as defined in Section 3(a) herein. The Executive and his beneficiaries shall have a beneficial ownership interest in assets of the Trust at such time as the Trust assets become distributable to the Executive or his beneficiaries in accordance with
Section 5(e) of the Agreement, subject only to the insolvency provisions of
Section 3 of the Trust Agreement.

SECTION 2.        PAYMENTS TO THE EXECUTIVE AND HIS BENEFICIARIES.

         (a) Except as provided in Section 3 herein, Trustee shall transfer and distribute the Shares (or the proceeds thereof) and make payments of cash to the Executive and his beneficiaries in accordance with Section 5(e) of the Agreement as directed by the Independent Administrator and such direction shall constitute a certification by the Independent Administrator that any such transfer, distribution or payment is in accordance with such Section 5(e). The Company shall have the sole responsibility for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payments pursuant to the Agreement; shall pay amounts withheld to the appropriate taxing authorities; and shall furnish the Executive (or his beneficiaries) and the Trustee with appropriate tax reporting information.

         (b) Subject to the provisions of Section 3, the Independent Administrator, after first providing written notice to the Company, may direct the Trustee in writing to distribute to the Executive any remaining Shares then held in the Trust (i) at any time after the Effective Date, as determined by the Independent Administrator in his sole discretion; or (ii) upon the occurrence of any of the specified acceleration events described in Exhibit A to the Agreement. The Independent Administrator shall make any necessary determinations required by the provisions of Exhibit A in connection with any determination contemplated by Clause (ii) of the immediately preceding sentence (including, but not limited to, any determination as to whether an accelerated payment is due by reason of a termination of employment of the Executive by the Company other than for "Cause" (as defined in the Agreement), a resignation by the Executive for a "Good Reason" (as defined in the Agreement) or due to "Disability" (as defined in the Agreement)). If the Independent Administrator exercises his discretion pursuant to this Section 2(b), the remaining Shares so distributed shall be subject to a restriction on their transferability (other than in the event of death or Disability (as defined in the Agreement)) pursuant to the terms of that certain Restricted Stock Agreement of even date herewith attached hereto as Exhibit B and referred to herein as the "Restricted Stock Agreement". In effecting any distribution, the Trustee shall deliver the Certificates representing the remaining Shares to the appropriate transfer agent; shall direct the transfer agent to have each of the Certificates reissued in the name of Arturo R. Moreno and, except with respect to a distribution occasioned by the death or Disability (as defined in the Agreement) of the Executive, shall direct the transfer agent to apply to each such reissued certificate a restrictive legend, as described below; and to deliver the reissued certificate(s) to the custodian named under the Restricted Stock Agreement. The legend which the Trustee shall direct the transfer agent to


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
apply shall state the following:

         The shares represented by this certificate are subject to a restriction on transfer until January 1, 200_.

To complete the legend for each reissued certificate, the Trustee shall direct the transfer agent to insert the appropriate calendar year which, for each reissued certificate, shall correspond to the calendar year in which the Shares represented by the reissued certificate would have been paid to the Executive, absent acceleration, in accordance with Exhibit A to the Agreement. If the distribution is occasioned by the death or Disability (as defined in the Agreement) of the Executive, the Trustee shall direct the transfer agent to deliver the reissued certificate(s) to the Executive or, as applicable, to the personal representative or executor of the Executive's estate. The Trustee shall, without further inquiry of any person, conclusively rely on any direction received in writing from the Independent Administrator pursuant to this Section 2 for all purposes of this Trust Agreement. The Trustee shall not be responsible for monitoring or enforcing the restrictions on transferability described above.

SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO EXECUTIVE WHEN COMPANY IS INSOLVENT.

         (a) The Trustee shall not make a payment to the Executive and his beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, as that phrase is interpreted under applicable insolvency law, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         (b) At all times that the Company is and remains Insolvent during the continuance of this Trust, the assets of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

                  (1) The Board of Directors and the Chief Financial Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee, or the Trustee obtains actual knowledge, or the Trustee otherwise receives, in accordance with Section 12(e), written notification, that the Company has become or may be Insolvent, the Trustee shall determine whether the Company is Insolvent by requesting confirmation that the Company is not Insolvent from the Board of Directors of the Company, acting through its Chairman, and the Chief Executive Officer of the Company. Notwithstanding anything herein to the contrary, the Trustee shall, without further inquiry of any person, conclusively rely on such confirmation for all purposes of this Trust Agreement (a "Paragraph One Confirmation") and, pending such determination, the Trustee shall discontinue payment of benefits to the Executive and his beneficiaries.

                  (2) Unless the Trustee, acting through an individual referred to in the final


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
sentence of Section 12(e), has actual knowledge that the Company is or may be Insolvent, or has received written notification, in accordance with Section 12(e), from the Company or a person claiming to be a creditor of the Company alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent.

                  (3) If at any time the Trustee has determined that the Company is Insolvent, as provided herein, the Trustee shall suspend payments to the Executive or his beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors until the Trustee either receives a court order directing the disposition of the Trust, or the Chairman of the Board of Directors and Chief Executive Officer of the Company deliver a written notice to the Trustee confirming that the Company is no longer Insolvent (a "Paragraph Three Confirmation"). Nothing in this Trust Agreement shall in any way diminish any rights of the Executive or his beneficiaries to pursue their rights as general creditors of the Company with respect to payments due under Section 5(e) of the Agreement.

                  (4) The Trustee shall resume payments to the Executive or his beneficiaries in accordance with Section 2 of this Trust Agreement only after receiving a Paragraph One Confirmation or a Paragraph Three Confirmation.

         (c) Provided that there are sufficient assets, if the Trustee discontinues payments from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Executive or his beneficiaries under the terms of Section 5(e) of the Agreement for the period of such discontinuance, less the aggregate amount of any payments made to the Executive or his beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4.        PAYMENTS TO COMPANY.

         Except as provided in Section 3 hereof, neither the Trustee nor the Company shall have any right or power to divert to others any of the Trust assets before all payments have been made to the Executive and his beneficiaries pursuant to Section 5(e) of the Agreement.

SECTION 5.        INVESTMENT AUTHORITY.

         (a) The Trustee shall maintain the Trust's investment exclusively in the Shares or any proceeds into which the Shares may be converted; provided, however, to the extent any proceeds consist of cash, any such cash shall be invested by the Trustee pending distribution to the Executive (or his beneficiaries) in any short-term investment having a primary objective of conservation of principal, including a mutual fund maintained by any affiliate of the Trustee or a money market deposit account maintained by any affiliate of the Trustee. The Trustee shall have no liability for the selection or retention of investments under this Trust. If, at any time, the Shares are converted, in whole or in part, to cash proceeds, the Trustee shall distribute such cash proceeds to the


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
Executive (or his beneficiaries). The Independent Administrator shall direct the Trustee as to any voting rights exercisable with respect to the Shares or any non-cash proceeds thereof or any decisions concerning any tender offer or exchange offer or other shareholder rights concerning the Shares or proceeds thereof.

         (b) Should either the Company or the Trustee determine in good faith, with the written advice of counsel delivered to and in form reasonably acceptable to the other, that any unregistered securities into which any portion or all of the Shares may be converted cannot be distributed by the Trustee pursuant to an exemption under applicable federal and state securities laws, then the Trustee may demand in writing that the Company register such securities under federal and/or state securities laws; subject, however, to the execution by the Trustee of a registration rights agreement customarily used by the Company which provides for registration rights; provided that such registration rights agreement contains provisions applicable to and for the protection of the Trustee (including, without limitation, indemnification) reasonably acceptable to the Trustee. The Company shall file registration statement(s) covering such securities and have such registration statement(s) declared effective as promptly as possible. The Company shall keep the Trustee advised, in writing, of the status of all material registration proceedings and shall provide the Trustee with copies of all filings, including amendments and supplements, made as part of the registration proceedings. If the provisions of this Section 5(b) become operative, the Trustee shall be under no obligation to proceed with any distribution of such securities until any registration statement required by this Section 5(b) has become effective. The Trustee shall cooperate with the Company as necessary to complete the registration process.

SECTION 6.        DISPOSITION OF INCOME.

         Any cash dividends paid on the Shares shall be distributed to the Executive in accordance with the terms of Section 5(e) of the Agreement, subject to the insolvency provisions of Section 3 hereof. During the term of this Trust, all other income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested as provided in Section 5(a) above until distributed in accordance with the distribution provisions of this Trust.

SECTION 7.        ACCOUNTING BY TRUSTEE.

         The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to accurately account for the Trust assets. Within sixty (60) days following the close of each calendar year and within thirty (30) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation. Although the Trust is not intended to hold assets other than the Shares and the proceeds thereof, if some cash out occurs of all of the Company's Class A common stock through a merger or some consolidation involving the Company, the written account by the Trustee shall include a description of all investments, receipts, disbursements, and other transactions effected by the Trust pending distribution to the Executive or


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his beneficiaries, including a description of any securities and investments, received, purchased and/or sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Nothing herein shall imply a power or duty in or on the Trustee to manage assets received on account of the Shares, other than as provided in Section 5(a) above.

SECTION 8.        RESPONSIBILITY OF TRUSTEE.

         (a) The Executive shall indemnify and hold the Trustee harmless from and against any claim, liability, loss, damage or expenses (including, but not limited to, reasonable attorneys' fees and expenses) that may be asserted against the Trustee arising out of any action taken or omitted by the Trustee pursuant to this Trust Agreement or arising out of or relating to the acquisition, retention or disposition of the Shares or any proceeds thereof (including, but not limited to, any registration of, or failure to register, such Shares or proceeds), except due to the Trustee's own bad faith, gross negligence or willful misconduct; provided, however, that such indemnification shall be provided by the Company where the claim, liability, loss, damage or expense is attributable to conduct or omission on the part of the Company or its agents if the Trustee or the Executive has prevailed on the merits of any action or proceeding pertaining to such conduct on the part of the Company or its agents or if such conduct or omission related to registration of, or failure to register, such Shares or proceeds or failure of the Company to comply with its obligations under Section 12(f) hereof. In the event of a dispute regarding the Trust, the Trustee may apply to a court of competent jurisdiction to resolve the dispute; however, the Trustee shall not be required to undertake or continue any litigation unless it receives appropriate assurances from the Executive, subject to the proviso set forth in the immediately preceding sentence, regarding his reimbursement of the Trustee for such costs, expenses and liabilities.

         (b) The Trustee may consult with legal counsel (who shall not also be counsel for the Company) with respect to any of its duties or obligations hereunder. The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         (c) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

SECTION 9.        COMPENSATION AND EXPENSES OF TRUSTEE.

         The Trustee of this Trust shall serve with such compensation as provided on Exhibit C attached hereto. The Executive shall pay the Trustee's fees in advance on a quarterly basis and shall reimburse the Trustee promptly for expenses incurred.

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
SECTION 10. RESIGNATION AND REMOVAL OF TRUSTEE/RESIGNATION OF INDEPENDENT ADMINISTRATOR.

         (a) Unless the Company and the Trustee shall agree to a shorter time period, the Trustee may resign upon at least sixty (60) days' prior written notice to the Company and the Executive (said sixty (60) day period being calculated from the later of the date of delivery to the Company or the date of delivery to the Executive); provided, however said sixty (60) day period may be extended by Section 10(d) below.

         (b) At any time prior to receipt of a written resignation notice from the Trustee, the Company, with the consent of the Executive, may remove the Trustee on thirty (30) days' prior written notice to the Trustee (said thirty
(30) day period being calculated from the later of the date of delivery to the Trustee or the date of delivery to the Executive); provided, however, said thirty (30) day period may be extended by reason of the applicability of Section 10(d) below.

         (c) If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Executive may appoint any bank as successor trustee provided that such bank is authorized to exercise trust powers and has capital of at least $100,000,000. The succession shall be effective when accepted in writing by the new Trustee, which shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

         (d) If the Trustee resigns or is removed, a successor trustee shall be appointed, in accordance with Section 10(c) hereof, by the effective date of the resignation or removal under Section 10(a) or (b) hereof; provided, however, if no such appointment has been made by the Executive by such effective date, the effective date of such resignation or removal shall be extended until there shall be an appointment and consent; provided further, however, if no such appointment and consent is made within sixty (60) days after such resignation or removal, the Independent Administrator shall appoint a successor trustee as soon as possible. The preceding provisions of this Section 10(d) to the contrary notwithstanding, if there shall be no such appointment and consent within ninety
(90) days after the initial effective date, the Trustee may file an appropriate action in a court of competent jurisdiction and assign, transfer and pay over to the custody of such court the funds then held by the Trustee pursuant to this Trust Agreement. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

         (e) Any successor trustee need not examine the records and acts of any prior trustee. The successor trustee shall not be responsible for and the Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes successor trustee.

         (f) The Independent Administrator may not be removed; however, if the Independent


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Administrator desires to resign or becomes physically unable to serve, the
Independent Administrator shall designate his successor in writing, with notice to both the Company and the Trustee. If the Independent Administrator is physically unable to make such a designation, then a successor Independent Administrator shall be designated by the law firm of Powell, Goldstein, Frazer & Murphy LLP or any successor thereto. Any designation of a successor Independent Administrator may be revoked by the then current Independent Administrator provided, at the time of such revocation, the successor Independent Administrator's appointment has not become effective.

         (g) Any obligation of the Company or the Executive to indemnify the Trustee hereunder shall survive resignation or removal of the Trustee or termination of this Trust Agreement.

SECTION 11.       AMENDMENT OR TERMINATION.

         (a) This Trust Agreement may be amended by a written instrument executed by the Trustee, the Company and the Independent Administrator, subject to the consent of the Executive. Notwithstanding the foregoing, no such amendment shall conflict with the terms of Section 5(e) of the Agreement or shall make the Trust revocable; provided that delivery of the written instrument referred to in the immediately preceding sentence shall constitute certification by the Company and the Independent Administrator that such amendment does not conflict with the terms of Section 5(e) of the Agreement.

         (b) The Trust shall not terminate until the date all assets of the Trust have been distributed in accordance with the provisions of this Trust Agreement; provided, however, in no event shall the Trust continue beyond any applicable rule against perpetuities.

SECTION 12.       MISCELLANEOUS.

         (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (b) Amounts payable to the Executive and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating directly or indirectly to the Trust shall be litigated in any state court or federal court located in New York City. The parties hereto expressly consent to jurisdiction of any such court and to venue therein and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein to the appropriate person identified in Section 12(e).

         (d) This Trust Agreement shall be binding upon the successors and assigns of the


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
parties hereto.

         (e) Until notice is given in writing to the contrary, all instructions, notices and other communications shall be delivered or sent by certified or registered mail, return receipt requested, with postage prepaid, as follows:

         If to the Company:

         Infinity Broadcasting Corporation
         51 West 52nd Street - 35th Floor
         New York, New York  10019
         Attn:  Louis J. Briskman, Esq.
         If to the Company:

         If to the Trustee:

         UBS Trust Company
         10 East Fiftieth Street
         New York, New York  10022
         Attn:  James P. McCarthy

         With a copy to:

         UBS Trust Company
         Los Angeles Branch
         633 West Fifth Street, 64th Floor
         Los Angeles, California  90071
         Attn: Ms. Pamela L. Bennett

         If to the Executive:

         Outdoor Systems, Inc.
         2502 North Black Canyon Highway
         Phoenix, Arizona  85009

         If to the Independent Administrator:

         Pacific Companies
         1702 East Highland Avenue, Suite 310
         Phoenix, Arizona  85016

Notice to, or notification of, the trustee hereunder shall not be effective until the time such notice is actually brought to the attention of an individual responsible for administering the Trust on behalf


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of the Trustee.

         (f) The Company shall be solely responsible for ensuring that the investment, holding and/or distribution of Shares by the Trust complies with all applicable Federal and state securities and laws.

SECTION 13.       EFFECTIVE DATE.

         The effective date of this Trust Agreement shall be the Effective Date, as first set forth above.



                            [SIGNATURES ON NEXT PAGE]



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         IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the Effective Date.

                                             INFINITY BROADCASTING CORPORATION

                                             By: /s/
                                                -------------------------------
                                             Title: /s/
                                                  -----------------------------

Attest: /s/
       ------------------------------
Title: /s/
       ------------------------------
                                             UBS TRUST COMPANY

                                             By: /s/
                                                -------------------------------
                                             Title: /s/
                                                  -----------------------------

Attest: /s/
       ------------------------------
Title: /s/
       ------------------------------

                                             By: /s/
                                                -------------------------------
                                             Title: /s/
                                                  -----------------------------

Attest: /s/
       ------------------------------
Title: /s/
       ------------------------------


                                             /s/
                                             ----------------------------------
                                             Arturo R. Moreno


                                             /s/
                                             ----------------------------------
                                             William S. Levine


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
                                    EXHIBIT C



         The Trustee's fee shall be paid for each calendar year, commencing with 2000, during which the Trust remains in effect. Each annual fee is to be paid before January 1 of the year for which the annual fee is due. The annual fee for each calendar year is set forth below:


                        Calendar Year                       Annual Fee
                        -------------                       ----------
                           2000                              $55,000
                           2001                              $50,000
              Each subsequent calendar year                  $30,000